Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GLOBETRAC INC.", CHANGING ITS NAME FROM "GLOBETRAC INC." TO "POLY SHIELD TECHNOLOGIES INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF JULY, A.D. 2012, AT 5:54 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3186932 8100

120809987

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 9691167

DATE: 07-05-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:54 PM 07/05/2012
FILED 05:54 PM 07/05/2012
SRV 120809987 - 3186932 FILE

State of Delaware
Certificate of Amendment of
Certificate of Incorporation of
GlobeTrac Inc.

GlobeTrac Inc., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), does certify:

• First: That at a meeting of the Board of Directors of GlobeTrac Inc. resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and presenting consent resolutions to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

Resolved, that the Certificate of Incorporation of the Corporation be amended by:

1. changing the Article thereof numbered "**FIRST**" so that, as amended, said Article will be and read as follows:

   "**FIRST.** The name of this corporation is Poly Shield Technologies Inc."

2. changing the Article thereof numbered "**FOURTH**" so that, as amended, said Article will be and read as follows:

   "**FOURTH.** The total number of shares of stock that this corporation will have authority to issue is Two Hundred and Five Million (205,000,000) with a par value of one mil ($.001) per share. Two Hundred Million (200,000,000) of those shares are Common Stock and Five Million (5,000,000) of those shares are Preferred Stock. Each share of Common Stock will entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock will have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of **ARTICLE FIFTH** of this Certificate of Incorporation, or (ii) as otherwise provided by the Delaware General Corporation Law, as amended from time to time. The stockholders will not possess cumulative voting rights. The holders of shares of capital stock of the corporation will not be entitled to preemptive or preferential rights to subscribe to any unissued stock or any other securities that the corporation may now or hereafter be authorized to issue. The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value."

• Second: That thereafter, pursuant to resolution of its Board of Directors, consents in writing, approving and adopting the amendments, were signed by the holders of Common Stock having a majority of the outstanding stock entitled to vote on the amendments and representing the necessary number of shares required by statute to be voted in favor of the amendments, all in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

• Third: That the foregoing amendments shall be effective July 11, 2012.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer.

Dated: July 5th, 2012

By: Joao (John) da Costa
Its: Chief Financial Officer, Secretary & Treasurer